KIRBY CORPORATION	Contact:	Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD RESULTS
FOR THE 2005 FOURTH QUARTER AND YEAR

•	2005 fourth quarter earnings per share were $.76, up 43% compared with $.53 earned in the 2004 fourth quarter

•	2005 year earnings per share were $2.67, up 36% compared with $1.97 earned in the 2004 year

•	2006 first quarter earnings per share guidance is $.64 to $.70 compared with $.52 earned in the 2005 first quarter

•	2006 year earnings per share guidance is $2.95 to $3.15 versus $2.67 earned in the 2005 year

Houston, Texas (January 25, 2006) - Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings for the fourth quarter ended December 31, 2005 of $19,770,000, a 46% increase compared with $13,496,000 for the fourth quarter of 2004. On a diluted per share basis, 2005 fourth quarter earnings were $.76, up 43% from $.53 for the 2004 fourth quarter. Kirby’s published earnings guidance range for the 2005 fourth quarter was $.68 to $.73 per share. Revenues for the 2005 fourth quarter were $213,261,000, a 23% increase compared with $173,739,000 for the 2004 fourth quarter.

Kirby also reported record net earnings for the 2005 year of $68,781,000, a 39% increase compared with $49,544,000 for the 2004 year. Diluted earnings per share for the 2005 year were $2.67, up 36% from $1.97 for the 2004 year. Kirby’s latest published earnings guidance range for the 2005 year was $2.59 to $2.64 per share. Revenues for the 2005 year were $795,722,000, an 18% increase compared with $675,319,000 for the 2004 year.

The marine transportation segment’s revenues increased 23% for the 2005 fourth quarter and 17% for the 2005 year when compared with the 2004 fourth quarter and year. Operating income increased 45% for the 2005 fourth quarter and 29% for the 2005 year when compared with the 2004 corresponding periods. The results for both 2005 periods reflected strong petrochemical and black oil products demand, higher contract rate renewals and stronger spot market pricing. Favorable weather conditions positively impacted the 2005 fourth quarter results, with delay days down 27% and ton miles increasing 8% compared with the 2004 fourth quarter. Operating margins for the 2005 fourth quarter improved to 19.3% compared with 16.4% for the 2004 fourth quarter, and for the 2005 year improved to 17.4% compared with 15.7% in 2004.

The diesel engine services segment reported a 22% increase in revenues and a 37% increase in operating income for the 2005 fourth quarter when compared with the 2004 fourth quarter. For the 2005 year, revenues increased 27% and operating income rose 53% when compared with 2004. The record results for both 2005 periods reflected continued strong service and parts sales in the majority of its marine, power generation and railroad markets, as well as higher service rates and parts pricing. Operating margins for the 2005 fourth quarter improved to 9.9% compared with 8.8% for the 2004 fourth quarter, and for the 2005 year improved to 11.7% compared with 9.7% in 2004.

Kirby reported record EBITDA of $50.3 million for the 2005 fourth quarter and $181.3 million for the 2005 year, a 30% and 22% increase respectively, when compared with corresponding 2004 periods. Capital expenditures for 2005 totaled $122.3 million, including $62.6 million for new tank barges which included a combination of additional capacity and replacement capacity, $3.2 million for new towboats, and $56.5 million principally for upgrading the existing marine transportation fleet.

Joe Pyne, Kirby’s President and Chief Executive Officer, commented, “The 2005 year was a record year for Kirby with revenues, net earnings, earnings per share and EBITDA at their highest levels in Kirby’s history, all significantly exceeding our record 2004 year. Our return on average invested capital for 2005 was also at a record level of 11.2%, significantly above the 9.0% earned in 2004. Our 2005 results are a direct reflection of strong marine transportation and diesel engine services markets, favorable rate increases in the marine sector, price increases in the diesel sector and a continued favorable safety performance, thereby reducing the cost of injuries and spills.”

Commenting on the 2006 first quarter guidance, Mr. Pyne said, “We are forecasting net earnings for the 2006 first quarter in the $.64 to $.70 per share range compared with net earnings of $.52 per share reported for the 2005 first quarter. Our first quarter results are more volatile due to the probability of increased delay days, the result of high or low water conditions, ice conditions in the Midwest and fog along the Gulf Coast. So far, weather conditions have been favorable through January; however, during February and March weather conditions can deteriorate quickly. Our guidance range anticipates continued strong demand for petrochemicals and black oil products, and normal seasonal upriver refined products and agricultural chemical demand.”

Mr. Pyne further commented, “For the 2006 year, Kirby’s earnings per share guidance range is $2.95 to $3.15. The guidance range includes an estimated $.05 per share of expense from the adoption, effective January 1, 2006, of the fair value method of accounting for stock-based employee compensation. Capital spending guidance for 2006 is $110 to $120 million and includes approximately $50 million for the construction of 23 tank barges, each with a capacity of 30,000 barrels, and 4 towboats.”

This earnings press release includes marine transportation performance measures for both the 2005 and 2004 periods. The performance measures include ton miles, revenues per ton mile, towboats operated and delay days. Comparable performance measures for the 2004, 2003 and 2002 years, and 2004 and 2003 quarters are available at Kirby’s web site under the caption Performance Measurements in the Investor Relations section. Kirby’s homepage can be accessed by visiting www.kirbycorp.com.

A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, January 26, 2006, to discuss the 2005 fourth quarter and full year, and the outlook for the 2006 first quarter and full year. The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers. The leader’s name is Steve Holcomb. An audio playback will be available at approximately 11:00 a.m. central time on January 26, through 6:00 p.m. on Friday, February 24, 2006, by dialing 800-642-1687 for domestic callers and 706-645-9291 for international callers. The conference ID number is 4309161. The conference call can also be accessed by visiting Kirby’s homepage at http://www.kirbycorp.com/ or at http://audioevent.mshow.com/285232/. A replay will be available on each of those web sites following the conference call.

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA for the 2005 and 2004 fourth quarters and full years to GAAP net earnings for the same periods is included in the Condensed Consolidated Financial Information in this press release.

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Through the diesel engine services segment, Kirby provides after-market service for large medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and the number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A listing of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

CONFERENCE CALL INFORMATION

Date:	Thursday, January 26, 2006
Time:	10:00 a.m. central time
U.S.:	888-328-2514
Int’l:	706-679-3262
Leader:	Steve Holcomb
Passcode:	Kirby
Webcast:	http://www.kirbycorp.com/ or http://audioevent.mshow.com/285232/

A summary of the results for the fourth quarter and year follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2005	2004	2005	2004
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$185,788	$151,156	$685,999	$588,828
Diesel engine services	27,473	22,583	109,723	86,491
	213,261	173,739	795,722	675,319
Costs and expenses:
Costs of sales and operating expenses	136,796	110,264	515,255	430,272
Selling, general and administrative	23,861	22,142	88,648	82,917
Taxes, other than on income	2,972	2,852	12,270	13,652
Depreciation and amortization	14,735	13,717	57,405	55,120
Loss (gain) on disposition of assets	(397)	58	(2,360)	299
	177,967	149,033	671,218	582,260

Operating income	35,294	24,706	124,504	93,059
Equity in earnings of marine affiliates	534	468	1,933	1,002
Loss on debt retirement	—	—	(1,144)	—
Other expense	(229)	(152)	(1,388)	(889)
Interest expense	(3,527)	(3,255)	(12,783)	(13,263)

Earnings before taxes on income	32,072	21,767	111,122	79,909
Provision for taxes on income	(12,302)	(8,271)	(42,341)	(30,365)

Net earnings	$19,770	$13,496	$68,781	$49,544

Net earnings per share of common stock:
Basic	$.77	$.55	$2.74	$2.02
Diluted	$.76	$.53	$2.67	$1.97
Common stock outstanding (in thousands):
Basic	25,536	24,692	25,112	24,505
Diluted	26,117	25,425	25,781	25,157

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2005	2004	2005	2004
	(unaudited, $ in thousands except per share amounts)
EBITDA: (1)
Net earnings	$19,770	$13,496	$68,781	$49,544
Interest expense	3,527	3,255	12,783	13,263
Provision for taxes on income	12,302	8,271	42,341	30,365
Depreciation and amortization	14,735	13,717	57,405	55,120
	$50,334	$38,739	$181,310	$148,292

Capital expenditures	$29,165	$17,794	$122,283	$93,604
Acquisitions of businesses and marine equipment	$500	$389	$7,500	$11,474

	December 31,
	2005	2004
	(unaudited, $ in thousands)
Long-term debt, including current portion	$200,036	$218,740
Stockholders’ equity	$537,542	$435,235
Debt to capitalization ratio	27.1%	33.4%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2005	2004	2005	2004
		(unaudited, $ in thousands)

Marine transportation revenues	$185,788	$151,156	$685,999	$588,828

Costs and expenses:
Costs of sales and operating expenses	115,932	92,964	433,155	365,590
Selling, general and administrative	17,517	17,659	67,752	65,278
Taxes, other than on income	2,443	2,874	11,327	13,349
Depreciation and amortization	13,953	12,928	54,474	52,076
	149,845	126,425	566,708	496,293

Operating income	$35,943	$24,731	$119,291	$92,535

Operating margins	19.3%	16.4%	17.4%	15.7%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2005	2004	2005	2004
		(unaudited, $ in thousands)

Diesel engine services revenues	$27,473	$22,583	$109,723	$86,491

Costs and expenses:
Costs of sales and operating expenses	20,864	17,454	82,095	64,723
Selling, general and administrative	3,428	2,790	13,169	11,882
Taxes, other than income	115	67	411	335
Depreciation and amortization	333	280	1,174	1,163
	24,740	20,591	96,849	78,103

Operating income	$2,733	$1,992	$12,874	$8,388

Operating margins	9.9%	8.8%	11.7%	9.7%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2005	2004	2005	2004
		(unaudited, $ in thousands)

General corporate expenses	$3,779	$1,959	$10,021	$7,565
Loss (gain) on disposition of assets	$(397)	$58	$(2,360)	$299

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2005	2004	2005	2004

Ton Miles (in millions) (2)	4,241	3,938	16,141	16,232
Revenue/Ton Mile (cents/tm) (3)	4.4	3.8	4.3	3.6
Towboats operated (average) (4)	242	235	242	235
Delay Days (5) (5)	1,863	2,553	9,022	8,392
Average cost per gallon of fuel consumed	$2.03	$1.40	$1.67	$1.13
Tank barges:
Active			897	885
Inactive			67	56
Barrel capacities (in millions):
Active			16.7	16.4
Inactive			1.3	1.1

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)	Marine transportation revenues divided by ton miles. Example: Fourth quarter 2005 revenues of $185,788,000 divided by 4,241,000,000 ton miles = 4.4 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)	Delay days measures the lost time incurred by a tow (towboat and tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.

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